Exhibit 99.1

Description of Governmental Regulations

General

The ownership and operation of our gaming and racing facilities are subject to pervasive regulation under the laws and regulations of each of the jurisdictions in which we operate. Gaming laws are generally based upon declarations of public policy designed to protect gaming consumers and the viability and integrity of the gaming industry. Gaming laws also may be designed to protect and maximize state and local revenues derived through taxes and licensing fees imposed on gaming industry participants as well as to enhance economic development and tourism. To accomplish these public policy goals, gaming laws establish procedures to ensure that participants in the gaming industry meet certain standards of character and fitness. In addition, gaming laws require gaming industry participants to:

•                  Establish procedures designed to prevent cheating and fraudulent practices;

•                  Establish and maintain responsible accounting practices and procedures;

•                  Maintain effective controls over their financial practices, including establishment of minimum procedures for internal fiscal affairs and the safeguarding of assets and revenues;

•                  Maintain systems for reliable record keeping; and

•                  File periodic reports with gaming regulators.

Typically, a state regulatory environment is established by statute and is administered by a regulatory agency with broad discretion to regulate the affairs of owners, managers, and persons with financial interests in gaming operations. Among other things, gaming authorities in the various jurisdictions in which we operate:

•                  Adopt rules and regulations under the implementing statutes;

•                  Interpret and enforce gaming laws;

•                  Impose disciplinary sanctions for violations, including fines and penalties;

•                  Review the character and fitness of participants in gaming operations and make determinations regarding their suitability or qualification for licensure;

•                  Grant licenses for participation in gaming operations;

•                  Collect and review reports and information submitted by participants in gaming operations;

•                  Review and approve transactions, such as acquisitions or change-of-control transactions of gaming industry participants, securities offerings and debt transactions engaged in by such participants; and

•                  Establish and collect fees and taxes.

Any change in the laws or regulations of a gaming jurisdiction could have a material adverse effect on our gaming operations.

Licensing and Suitability Determinations

Gaming laws require us, each of our subsidiaries engaged in gaming operations, certain of our directors, officers and employees, and in some cases, our shareholders and holders of our debt securities, to obtain licenses from gaming authorities. Licenses typically require a determination that the applicant qualifies or is suitable to hold the license. Gaming authorities have very broad discretion in determining whether an applicant qualifies for licensing or should be deemed suitable. Criteria used in determining whether to grant a license to conduct gaming operations, while varying between jurisdictions, generally include consideration of factors such as:

•                  The financial stability, integrity and responsibility of the applicant, including whether the operation is adequately capitalized in the state and exhibits the ability to maintain adequate insurance levels;

•                  The quality of the applicant’s casino facilities;

•                  The amount of revenue to be derived by the applicable state through operation of the applicant’s casino;

•                  The applicant’s practices with respect to minority hiring and training; and

•                  The effect on competition and general impact on the community.

In evaluating individual applicants, gaming authorities consider the individual’s business experience and reputation for good character, the individual’s criminal history and the character of those with whom the individual associates.

Many gaming jurisdictions limit the number of licenses granted to operate casinos within the state, and some states limit the number of licenses granted to any one gaming operator. Licenses under gaming laws are generally not transferable. Licenses in many of the jurisdictions in which we conduct gaming operations are granted for limited durations and require renewal from time to time. Our management agreement through which we operate Casino Rama extends until 2011, with the Province of Ontario possessing the option to extend the agreement for an additional ten-year period. There can be no assurance that any of our licenses will be renewed or that our management agreement in Ontario will be extended beyond 2011.  The failure to renew any of our licenses or to obtain an extension to our management agreement in Ontario could have a material adverse effect on our gaming operations.

In addition to us and our direct and indirect subsidiaries engaged in gaming operations, gaming authorities may investigate any individual who has a material relationship to, or material involvement with, any of these entities to determine whether such individual is suitable or should be licensed as a business associate of a gaming licensee. Our officers, directors and certain key employees must file applications with the gaming authorities and may be required to be licensed, qualify or be found suitable in many jurisdictions. Gaming authorities may deny an application for licensing for any cause which they deem reasonable. Qualification and suitability determinations require submission of detailed personal and financial information followed by a thorough investigation. The applicant must pay all the costs of the investigation. Changes in licensed positions must be reported to gaming authorities and in addition to their authority to deny an application for licensure, qualification or a finding of suitability, gaming authorities have jurisdiction to disapprove a change in a corporate position.

If gaming authorities were to find that an officer, director or key employee fails to qualify or is unsuitable for licensing or unsuitable to continue having a relationship with us, we would be required to sever all relationships with such person. In addition, gaming authorities may require us to terminate the employment of any person who refuses to file appropriate applications.

Moreover, in many jurisdictions, any of our stockholders or holders of our debt securities may be required to undergo a suitability investigation similar to that described above. Many jurisdictions require any person who acquires beneficial ownership of more than a certain percentage of our voting securities, typically 5%, to report the acquisition to gaming authorities, and gaming authorities may require such holders to apply for qualification or a finding of suitability. Most gaming authorities, however, allow an “institutional investor” to apply for a waiver. An “institutional investor” is generally defined as an investor acquiring and holding voting securities in the ordinary course of business as an institutional investor, and not for the purpose of causing, directly or indirectly, the election of a majority of the members of our board of directors, any change in our corporate charter, bylaws, management, policies or operations, or those of any of our gaming affiliates, or the taking of any other action which gaming authorities find to be inconsistent with holding our voting securities for investment purposes only. Even if a waiver is granted, an institutional investor generally may not take any action inconsistent with its status when the waiver was granted without once again becoming subject to the foregoing reporting and application obligations.

Generally, any person who fails or refuses to apply for a finding of suitability or a license within the prescribed period after being advised it is required by gaming authorities may be denied a license or found unsuitable, as applicable. Any stockholder found unsuitable or denied a license and who holds, directly or indirectly, any beneficial ownership of our voting securities beyond such period of time as may be prescribed by the applicable gaming authorities may be guilty of a criminal offense. Furthermore, we may be subject to disciplinary action if, after we receive notice that a person is unsuitable to be a stockholder or to have any other relationship with us or any of our subsidiaries, we: (i) pay that person any dividend or interest upon our voting securities; (ii) allow that person to exercise, directly or indirectly, any voting right conferred through securities held by that person; (iii) pay remuneration in any form to that person for services rendered or otherwise; or (iv) fail to pursue all lawful efforts to require such unsuitable person to relinquish his voting securities including, if necessary, the immediate purchase of said voting securities for cash at fair market value.

The gaming jurisdictions in which we operate also require that suppliers of certain goods and services to gaming industry participants be licensed and require us to purchase and lease gaming equipment, supplies and services only from licensed suppliers.

Violations of Gaming Laws

If we or our subsidiaries violate applicable gaming laws, our gaming licenses could be limited, conditioned, suspended or revoked by gaming authorities, and we and any other persons involved could be subject to substantial fines. Further, a supervisor or conservator can be appointed by gaming authorities to operate our gaming properties, or in some jurisdictions, take title to our gaming assets in the jurisdiction, and under certain circumstances, earnings generated during such appointment could be forfeited to the applicable state or states. Furthermore, violations of laws in one jurisdiction could result in disciplinary action in other jurisdictions. As a result, violations by us of applicable gaming laws could have a material adverse effect on our gaming operations.

Reporting and Record-keeping Requirements

We are required periodically to submit detailed financial and operating reports and furnish any other information about us and our subsidiaries which gaming authorities may require. Under federal law, we are required to record and submit detailed reports of currency transactions involving greater than $10,000 at our casinos as well as any suspicious activity that may occur at such facilities. We are required to maintain a current stock ledger which may be examined by gaming authorities at any time. If any securities are held in trust by an agent or by a nominee, the record holder may be required to disclose the identity of the beneficial owner to gaming authorities. A failure to make such disclosure may be grounds for finding the record holder unsuitable. Gaming authorities may require certificates for our securities to bear a legend indicating that the securities are subject to specified gaming laws.

Review and Approval of Transactions

Substantially all material loans, leases, sales of securities and similar financing transactions by us and our subsidiaries must be reported to and in some cases approved by gaming authorities. Neither we nor any of our subsidiaries may make a public offering of securities without the prior approval of certain gaming authorities. Changes in control through merger, consolidation, stock or asset acquisitions, management or consulting agreements, or otherwise are subject to receipt of prior approval of gaming authorities. Entities seeking to acquire control of us or one of our subsidiaries must satisfy gaming authorities with respect to a variety of stringent standards prior to assuming control. Gaming authorities may also require controlling stockholders, officers, directors and other persons having a material relationship or involvement with the entity proposing to acquire control, to be investigated and licensed as part of the approval process relating to the transaction.

Because licenses under gaming laws are generally not transferable, our ability to grant a security interest in any of our gaming assets is limited and subject to receipt of prior approval by gaming authorities.

License Fees and Gaming Taxes

We pay substantial license fees and taxes in many jurisdictions, including some of the counties and cities in which our operations are conducted, in connection with our casino gaming operations, computed in various ways depending on the type of gaming or activity involved. Depending upon the particular fee or tax involved, these fees and taxes are payable with varying frequency.  License fees and taxes are based upon such factors as:

•                  a percentage of the gross revenues received;

•                  the number of gaming devices and table games operated; and

•                  admission fees for customers boarding our riverboat casinos.

In many jurisdictions, gaming tax rates are graduated such that they increase as gross revenues increase. Furthermore, tax rates are subject to change, sometimes with little notice, and such changes could have a material adverse effect on our gaming operations.

Operational Requirements

In most jurisdictions, we are subject to certain requirements and restrictions on how we must conduct our gaming operations. In many states, we are required to give preference to local suppliers and include minority-owned businesses in construction projects to the maximum extent practicable. Similarly, we may be required to give employment preference to minorities and in-state residents in certain jurisdictions.

In addition, our ability to conduct certain types of games, introduce new games or move existing games within our facilities may be restricted or subject to regulatory review and approval.  Some of our operations are subject to restrictions on the number of gaming positions we may have and the maximum wagers allowed to be placed by our customers.

In Maine, we are a party to a development agreement with the City of Bangor which requires that either we or an alternative developer construct a hotel when gaming revenues at the Bangor facility exceed $60 million in a calendar year.

In Mississippi, we are required to include a 500 car parking facility in close proximity to the casino complex and infrastructure facilities that will amount to at least twenty five percent of the casino cost. This requirement has recently been increased for any new casinos in Mississippi.

In Pennsylvania, the holder of a category 1 license will be required to create a fund to be used for the improvement and maintenance of the backside area of the racetrack.  A category 1 licensee must deposit into the fund $5,000,000 over the initial five year period of the license and an amount not less than $250,000 or more than $1,000,000 annually for the five years thereafter.

Riverboat Casinos

In addition to all other regulations generally applicable to the gaming industry generally, our riverboat casinos are also subject to regulations applicable to vessels operating on navigable waterways, including regulations of the U.S. Coast Guard. These requirements set limits on the operation of the vessel, mandate that it must be operated by a minimum complement of licensed personnel, establish periodic inspections, including the physical inspection of the outside hull, and establish other mechanical and operations rules. In addition, the riverboat casinos may be subject to future U.S. Coast Guard regulations designed to increase homeland security which could affect some of our properties and require significant expenditures to bring such properties into compliance.

Racetracks

We conduct horse racing operations at our thoroughbred racetracks in Charles Town, West Virginia and Grantville, Pennsylvania and at our harness racetrack in Bangor, Maine.  We also have a 50% ownership interest in a harness racetrack in Freehold, New Jersey through a joint venture agreement.  We operated a harness racetrack in Wilkes-Barre, Pennsylvania until that facility and the related assets and off-track wagering facilities were sold in January of 2005.  We currently operate video lottery terminals at the Charles Town racetrack and anticipate slot machine operations to be conducted at the Grantville and

Bangor racetracks pursuant to recently enacted legislation.  Generally, our slot operations at racetracks are regulated in the same manner as our other gaming operations in those jurisdictions.  In some jurisdictions, our ability to conduct gaming operations may be conditioned on the maintenance of agreements or certain arrangements with horsemen’s or labor groups.

Regulations governing our horse racing operations are administered separately from the regulations governing gaming operations, with separate licenses and license fee structures. The racing authorities responsible for regulating our racing operations have broad oversight authority, which may include: annually reviewing and granting racing licenses and racing dates; approving the opening and operation of off track wagering facilities; approving simulcasting activities; licensing all officers, directors, racing officials and certain other employees of a company; and approving all contracts entered into by a company affecting racing, pari-mutuel wagering, phone/internet wagering and off track wagering operations.